EXHIBIT 21.1

LIST OF THE SUBSIDIARIES OF THE COMPANY

•	The Leather Factory, Inc., a Nevada corporation
•	The Leather Factory of Nevada Investments, Inc., a Nevada corporation
•	The Leather Factory, LP, a Texas limited partnership
•	The Leather Factory, Inc., an Arizona corporation
•	Hi-Line Leather & Manufacturing Company, a California corporation
•	Roberts, Cushman & Company, Inc., a New York corporation
•	The Leather Factory of Canada Ltd., an Ontario domiciled Canadian corporation
•	Tandy Leather Company, Inc., a Nevada corporation
•	Tandy Leather Company Investments, Inc. a Nevada corporation
•	Tandy Leather Company, LP, a Texas limited partnership
•	Tandy Leather Factory Australia Pty Ltd, an Australian proprietary company
•	Tandy Leather Factory Espana, S.L., a Spanish limited liability company
•	Tandy Leather Factory UK Limited, a United Kingdom limited liability company